Exhibit 99.1
Liberty Global Announces $500 Million Self-Tender Offer for its
Series A and Series C Common Stock
Denver, Colorado, May 16, 2006: Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB, LBTYK) announced today that its board of directors has authorized a cash self-tender offer to purchase up to 10,000,000 shares of its Series A common stock and up to 10,288,066 shares of its Series C common stock. Liberty Global expects to pay a purchase price of $25.00 per share for Series A common stock and $24.30 per share for Series C common stock, or an aggregate of $500 million if the tender offer is fully subscribed. The tender offer prices represent a premium of approximately 10.8% over the closing prices of the Series A and Series C common stock on the Nasdaq National Market on May 15, 2006. The self tender offer is expected to commence on or about May 18, 2006 and will remain open for a minimum of 20 business days.
Liberty Global’s President and CEO Mike Fries said, “This tender offer demonstrates the company’s commitment to investing in its equity at current stock price levels which simply do not accurately reflect the current performance or long-term growth prospects of our business.”
Liberty Global’s executive officers and directors have informed the company that they do not intend to tender their shares into the offer.
The tender offer will be subject to a number of terms and conditions, which will be described in the offer to purchase to be distributed to stockholders on the date the tender offer is commenced. Neither Liberty Global nor its board of directors is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer.
Shares purchased pursuant to the tender offer will not reduce Liberty Global’s previously announced stock repurchase program, which has been suspended in accordance with applicable Federal securities laws until after the expiration or earlier termination of the offer.
About Liberty Global, Inc.
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of March 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders on or about May 18, 2006. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the Tender Offer Statement on Schedule TO, the offer to purchase and other documents that will be filed by Liberty Global with the U.S. Securities and Exchange Commission at the commission’s website at www.sec.gov. Stockholders also may obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the tender offer, by calling toll free 1-800-347-4750. STOCKHOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Federal securities laws, including the anticipated launch date of, and price to be paid in, the proposed self-tender offer by Liberty Global. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. For a description of these risks and uncertainties, please see Liberty Global’s most recently filed Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 1 277 9738	+31 20 778 9447